Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact: Mark H. Tubb
February 16 2009	Vice President - Investor Relations
813.871.4027
mtubb@walterind.com
Media Contact: Michael A. Monahan
Director - Corporate Communications
813.871.4132
mmonahan@walterind.com

WALTER INDUSTRIES, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2008 EARNINGS,
HIGHLIGHTED BY RECORD INCOME AT CORE NATURAL RESOURCES AND ENERGY BUSINESSES

- Company Reports Fourth Quarter Net Income of $240.3 Million, or $4.37 per Diluted Share -

- Fourth Quarter Results Include Benefit of $3.36 per Diluted Share and Charges of $0.72 per Diluted Share in Unusual Items -

- Mine No. 4 and Mine No. 7 Post Record Full-Year Metallurgical Coal Production -

- Production Outlook from Current Coal Operations Remains Stable;

Startup Timing of Previously Announced Expansion Projects Under Review -

(TAMPA, Fla.) - Walter Industries, Inc. (NYSE: WLT), a leading producer and exporter of U.S. metallurgical coal for the global steel industry, today reported net income of $240.3 million, or $4.37 per diluted share, for the quarter ended Dec. 31, 2008, and net income for the full year 2008 of $346.6 million, or $6.35 per diluted share. This compares to $40.0 million, or $0.76 per share in the fourth quarter 2007 and $112.0 million, or $2.13 per diluted share, for the full year 2007.

“We reported outstanding operating results in the fourth quarter with revenues from our core natural resources businesses nearly doubling and operating income more than tripling compared to the fourth quarter last year,” said Walter Industries Chairman Michael T. Tokarz. “The quality of our Blue Creek coal continues to provide stability in our core metallurgical coal business, despite difficult conditions in the global steel industry. Looking ahead, we are excited that we will see the culmination of our strategy to transform Walter Industries into a ‘pure play’ natural resources and energy company in 2009.”

Fourth Quarter 2008 Financial Results

Net sales and revenues for the fourth quarter 2008 totaled $447.3 million, up 43.2 percent from the prior-year period. Income from continuing operations before income taxes for the fourth quarter 2008 totaled $132.0 million compared to $56.5 million in the fourth quarter 2007, an increase of 133.7 percent. Revenue and income from continuing operations before income taxes in the current period improved primarily due to the record metallurgical coal and coke pricing.

4211 W. Boy Scout Blvd.  |  Tampa, Florida 33607  |  Tel: 813.871.4811  |  Web site: www.walterind.com

Results for the fourth quarter 2008 include charges of $0.72 per diluted share related to the following:

•      The decision to close Homebuilding resulted in a pre-tax charge of $7.4 million for impairment charges and severance benefits.

•      The closure of United Land’s Kodiak mine resulted in a $21.3 million pre-tax impairment charge, which is included in the loss from discontinued operations.

•      A required valuation of the recently acquired Taft business resulted in a pre-tax charge of $32.4 million for impairment of mineral interests.

Results for the quarter also include the benefit of $3.36 per diluted share for the following:

•      The recognition of an income tax benefit of $167.0 million, or $3.04 per diluted share, which was also related to the decision to close the Homebuilding business.

•      A pre-tax credit of $26.9 million was recorded for a Black Lung Excise Tax refund claim.

Full-Year 2008 Financial Results

For the full year 2008, net sales and revenues were $1.5 billion, a 19.9 percent increase versus the prior year. The increase in revenues primarily reflects higher metallurgical coal and coke pricing versus the prior year and revenues from the additional surface mining operations acquired in late 2007 and in 2008.

Income from continuing operations before income taxes for the full year was $292.3 million, an increase of 59.5 percent. The increase in full-year operating results was driven by the higher metallurgical coal and coke pricing, partially offset by higher production costs at Jim Walter Resources and the effect of unusual items.

Fourth Quarter Operating Results

Jim Walter Resources

Metallurgical coal sales were 1.7 million tons in the fourth quarter at an average selling price of $167.19 per short ton FOB Port, versus $85.73 in the prior-year period. Sales were negatively impacted by dredging activities and weather conditions at the Port of Mobile, resulting in delayed shipments of approximately 0.2 million tons until early January 2009. Realized prices increased significantly versus the prior-year period, reflecting a mix of contracts with pricing at approximately $135 and $315 per metric ton FOB Port in the current-year period.

“Our premium Blue Creek Coal generated record pricing in the fourth quarter,” said Jim Walter Resources Chief Executive Officer George R. Richmond. “For the full year 2008, our metallurgical coal mines produced record tonnage, with the No. 7 Mine producing more than a million tons in the fourth quarter as a result of the addition of the Southwest ‘A’ longwall.”

Metallurgical coal production at Mine No. 4 totaled just over 0.7 million tons in the fourth quarter, contributing to a record 3.2 million tons for the full year. Mine No. 4’s production cost per ton in the quarter was $51.59, in line with expectations and also in line with the third quarter 2008. Mine No. 4’s full-year production costs averaged $45.52 per ton.

Mine No. 7 produced 1.1 million tons of coal in the fourth quarter 2008, representing a 31.4 percent increase over the prior-year period. Production costs at Mine No. 7 were $52.74 per ton,

in line with expectations and significantly lower than the past several quarters, as the operation of the second longwall has substantially lowered cost per ton.

United Land

United Land sold 362,000 tons of steam and industrial coal during the fourth quarter and produced 348,000 tons, compared to sales of 183,000 tons and production of 180,000 tons in the prior-year period. Increases are attributable to the acquisition of Taft Coal Sales & Associates in the third quarter 2008.

Sloss

Sloss sold 97,927 tons of metallurgical coke at an average price of $391.28 per ton compared to 109,041 tons at $225.60 per ton in the prior-year period. Operating results improved significantly compared to the prior-year period, driven by the substantial increase in price, which was partially offset by higher raw material coal costs and a decrease in volume. Sales volumes declined month-to-month during the fourth quarter 2008, mirroring trends in the steel industry.

Natural Gas

The natural gas business sold 1.8 billion cubic feet of gas, even with the prior year, at an average price of $7.92 per thousand cubic feet in the fourth quarter 2008 compared to an average price of $7.78 per thousand cubic feet in the prior-year period.

Other Operations

The Financing business reported fourth quarter revenues of $48.7 million, compared to $56.8 million in the prior-year period. Revenues decreased primarily on lower payment income resulting from a lower portfolio balance. Financing reported operating income of $8.1 million in the fourth quarter 2008 compared to operating income of $14.7 million in the 2007 fourth quarter. Operating income declined primarily due to lower revenues and increased provision for loan losses, partially offset by lower interest expense on mortgage-backed/asset-backed notes. Delinquencies on the mortgage portfolio were 5.4 percent at Dec. 31, 2008, compared to 4.6 percent at Dec. 31, 2007.

The Homebuilding business reported an operating loss of $13.4 million in the fourth quarter 2008, primarily resulting from significantly lower revenues, as well as restructuring and impairment charges associated with the previously announced closure of that business.

The Company continues to make progress on the previously announced spin-off of its Financing business and merger with Hanover Capital Mortgage Holdings, which is expected to occur in the second quarter 2009.

Corporate and Other

As of Dec. 31, 2008, the Company had available liquidity of $394 million, including cash of $118 million and $276 million available under its credit facility. Total net debt outstanding at Dec. 31, 2008 was $107.7 million compared to $195.3 million at the end of the prior year.

The Company repurchased 1.38 million shares for $50.1 million during the fourth quarter 2008 and 1.63 million shares for $64.6 million for the full year 2008.

Business Outlook

Given the current limited visibility in the outlook for the global steel industry, the Company will communicate detailed operating expectations only for the first quarter 2009, as shown in the following schedule:

Metallurgical Coal Sales	Q4-2008 A	Q1-2009 E
Tons Sold (short tons, in millions)	1.7	1.4 - 1.5
Average Operating Margin Per Ton (1)	$77.04	$55 - $60

Steam & Industrial Coal Sales	Q4-2008 A	Q1-2009 E
Tons Sold (short tons)	362,000	360,000 - 375,000
Average Operating Margin Per Ton (2)	$5.80	$7 - $10

Coke Sales	Q4-2008 A	Q1-2009 E
Tons Sold	97,927	50,000 - 55,000
Average Operating Margin Per Ton	$125.02	$27 - $29

Quarter-to-quarter variability in timing, availability and pricing of shipments may result in significant shifts in income between quarters.

(1) 2008 excludes $26.9 million related to the Black Lung Excise Tax refund claim
(2) 2008 excludes a $32.4 million asset impairment charge at United Land’s Taft subsidiary

First quarter 2009 metallurgical coal sales expectations are based on shipments to date and the shipping schedules agreed upon with the Company’s customers for the rest of the quarter. These sales are reduced by 250,000 tons due to concerns about availability of coal at the Port of Mobile as a result of a two-week rail disruption. Anticipated metallurgical coal margins reflect the expected mix of pricing in the first quarter. This takes into consideration the deferral of some higher-priced tons into the second half of the year, as the Company works with customers to manage their coal requirements and cash flow, while maintaining contract pricing.

Metallurgical coal production is expected to range between 1.7 - 1.9 million tons in the first quarter, reflecting the continuation of production from Mine No. 7’s Southwest “A” longwall through the completion of the panel. Given recently communicated volume requirements and corresponding shipping schedules from its customers, the Company expects continued stable production through the first half of 2009. However, given current market conditions, the Company plans to delay the start up of the Mine No. 7 East expansion until at least Sept. 1, 2009. The Company will continue to monitor the market closely to determine an appropriate start date for this project.

The metallurgical coal average operating margin per ton reflects estimated production costs of $50 - $55 per ton, along with freight costs of approximately $15 per ton and royalties of approximately 7 - 8 percent, all in line with previously communicated expectations.

The Company will defer start up of United Land’s Flat Top and Reid School surface mining projects until a later date. For 2009, United Land has 90 percent of its expected steam and industrial coal production under contract.

Expected results at Sloss include a significant reduction in coke sales volumes, reflecting the slowdown in steel production. While foundry coke pricing is expected to remain relatively stable, furnace coke prices are projected to be significantly lower than 2008’s realized prices.

During 2009, the Company expects to spend approximately $100 million for sustaining capital expenditures, including approximately $23 million for the completion of Mine No. 7 East.

Conference Call Webcast

Members of the Company’s leadership team will discuss Walter Industries’ fourth quarter and full-year 2008 results, its outlook for 2009 and other general business matters during a conference call and live Web cast to be held on Tuesday, Feb. 17, 2009, at 10 a.m. Eastern Standard Time. To listen to the event live or in archive, visit the Company Web site at www.walterind.com.

About Walter Industries

Walter Industries, Inc., based in Tampa, Fla., is a leading producer and exporter of metallurgical coal for the global steel industry and also produces steam coal, coal bed methane gas, furnace and foundry coke and other related products. The Company also operates a mortgage financing business. The Company has annual revenues of approximately $1.5 billion and employs approximately 2,400 people. For more information about Walter Industries, please visit the Company Web site at www.walterind.com.

Additional Information and Where to Find It

In connection with the proposed spin-off of the Financing business of Walter Industries, Inc. through its wholly-owned subsidiary, Walter Investment Management LLC, a wholly-owned subsidiary of Walter Industries, Inc. and the proposed merger of Walter Investment Management LLC with Hanover Capital Mortgage Holdings, Inc. and certain related transactions, Hanover Capital Mortgage Holdings, Inc. filed a registration statement on Form S-4 containing a preliminary proxy statement/prospectus with the SEC (Registration No. 333-155091), and Hanover Capital Mortgage Holdings, Inc. will be filing other documents regarding the proposed transaction with the SEC as well. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE FINAL PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement/prospectus will be mailed to stockholders of Hanover Capital Mortgage Holdings, Inc. and Walter Industries, Inc. Stockholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Hanover Capital Mortgage Holdings, Inc. and Walter Industries, Inc., without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, at Hanover Capital Mortgage Holdings, Inc.’s Web site (http://www.hanovercapitalholdings.com).

Walter Industries and Hanover and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger and related transactions. Information regarding Walter Industries’ directors and executive officers is available in Walter Industries’ proxy statement for its 2008 annual meeting of stockholders and Walter Industries’ 2007 Annual Report on Form 10-K, which were filed with the SEC on March 19, 2008, and March 7, 2008, respectively, and information regarding Hanover’s directors and executive officers is available in Hanover’s proxy statement for its 2008 annual meeting of stockholders and Hanover’s 2007 Annual Report on Form 10-K, which were filed with the SEC on April 24, 2008, and April 2, 2008, respectively. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in Hanover’s proxy statement/prospectus and other materials referred to in Hanover’s proxy statement/prospectus.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including expressions such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “will,” and similar expressions involve known and unknown risks, uncertainties, and other factors that may cause Walter

Industries’ or Hanover’s actual results in future periods to differ materially from the expectations expressed or implied by such forward-looking statements. These factors include, among others, the following: the market demand for Walter Industries’ and Hanover’s products as well as changes in costs and the availability of raw material, labor, equipment and transportation; changes in weather and geologic conditions; changes in extraction costs, pricing and assumptions and projections concerning reserves in Walter Industries’ mining operations; changes in customer orders; pricing actions by Walter Industries’ and Hanover’s competitors, customers, suppliers and contractors; changes in governmental policies and laws; further changes in the mortgage-backed capital markets; changes in general economic conditions; and the successful implementation and anticipated timing of any strategic actions and objectives that may be pursued, including the announced separation of the Financing business from Walter Industries. In particular, the separation of Walter Industries’ Financing business is subject to a number of closing conditions which may be outside of Walter Industries’ control. Forward- looking statements made by Walter Industries’ in this release, or elsewhere, speak only as of the date on which the statements were made. Any forward-looking statements should be considered in context with the various disclosures made by Walter Industries and Hanover about our respective businesses, including the Risk Factors described in Walter Industries’ 2007 Annual Report on Form 10-K, the Risk Factors described in Hanover’s 2007 Annual Report on Form 10-K, and each of Walter Industries’ and Hanover’s other filings with the Securities and Exchange Commission. Neither Walter Industries nor Hanover undertakes any obligation to update its forward-looking statements as of any future date.

- WLT -

WALTER INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in Thousands)

Unaudited

	For the three months
	ended December 31,
	2008	2007
Net sales and revenues:
Net sales	$379,786	$254,228
Interest income on instalment notes	44,119	52,715
Miscellaneous (1)	23,413	5,385
	447,318	312,328

Costs and expenses:
Cost of sales (exclusive of depreciation) (1)	180,669	169,569
Depreciation	19,032	12,518
Selling, general and administrative	32,869	34,686
Provision for losses on instalment notes	8,381	5,133
Postretirement benefits	6,711	6,852
Interest expense - mortgage-backed/asset-backed notes	23,682	29,590
Interest expense - other debt (2)	3,849	(3,090)
Amortization of intangibles	271	557
Restructuring and impairment charges (3), (4)	39,808	—
	315,272	255,815

Income from continuing operations before income taxes	132,046	56,513
Income tax expense (benefit) (4)	(125,217)	13,766
Income from continuing operations	257,263	42,747
Discontinued operations (5)	(16,958)	(2,787)
Net income	$240,305	$39,960

Basic income (loss) per share:
Income from continuing operations	$4.72	$0.82
Discontinued operations	(0.31)	(0.05)

Basic net income per share	$4.41	$0.77

Weighted average number of shares outstanding	54,534,083	51,943,456

Diluted income (loss) per share:
Income from continuing operations	$4.68	$0.81
Discontinued operations	(0.31)	(0.05)

Diluted net income per share	$4.37	$0.76

Weighted average number of diluted shares outstanding	54,944,493	52,564,599

(1)

During the quarter ended December 31, 2008, miscellaneous income includes $17.1 million of interest income, while cost of sales has been reduced by $9.8 million, both relating to a Black Lung Excise Tax refund claim.

(2)

During the quarter ended December 31, 2007, the Company capitalized interest in the amount of $10.9 million primarily related to Natural Resources’ capital expansion projects. Of this amount, $8.9 million represents capitalized interest applicable to prior periods.

(3)

Restructuring and impairment charges for the quarter ended December 31, 2008 includes $32.4 million to write down the value of Taft’s coal mineral interest to estimated fair value as a result of a significant decline in forecasted future coal pricing as compared to similar forecasts as of the September 2, 2008 acquisition date.

(4)

In the fourth quarter ended December 31, 2008, the decision to close Homebuilding resulted in a charge of $7.4 million for severance benefits and asset impairments and the recognition of an income tax benefit of $167.0 million related to the deemed liquidation of this business for tax purposes.

(5)

In December 2008, the Company announced the closure of Kodiak Mining Co. (“Kodiak”). As a result, the operating results of Kodiak have been presented as discontinued operations for all periods. Included in discontinued operations for the quarter ended December 31, 2008 is a pre-tax charge of $21.3 million primarily relating to the impairment of mining equipment and facilities.

WALTER INDUSTRIES, INC. AND SUBSIDIARIES

RESULTS BY OPERATING SEGMENT

($ in Thousands)

Unaudited

	For the three months
	ended December 31,
	2008	2007

NET SALES AND REVENUES:
Natural Resources (1)	$343,387	$164,437
Sloss	48,356	34,524
Natural Resources and Sloss	391,743	198,961

Financing	48,689	56,839
Homebuilding	16,184	57,580
Financing and Homebuilding Group	64,873	114,419

Other	805	802
Consolidating eliminations of intersegment activity	(10,103)	(1,854)
	$447,318	$312,328

SEGMENT OPERATING INCOME (LOSS):
Natural Resources (1)	$136,689	$40,350
Sloss	12,243	4,376
Natural Resources and Sloss	148,932	44,726

Financing	8,149	14,726
Homebuilding (2)	(13,354)	(2,038)
Financing and Homebuilding Group	(5,205)	12,688

Other	(7,338)	(1,359)
Consolidating eliminations of intersegment activity	(494)	(2,632)
Segment operating income	135,895	53,423
Other debt interest expense (3)	(3,849)	3,090
Income from continuing operations before income taxes	$132,046	$56,513

(1)	Results for 2007 have been revised to exclude Kodiak, which is reported as discontinued operations.

(2)

In the fourth quarter ended December 31, 2008, the decision to close Homebuilding resulted in a charge of $7.4 million for severance benefits and asset impairments. Results will be reflected as discontinued operations when contractual commitments to complete the construction of homes have been fulfilled, which is expected to be substantially complete by June 30, 2009.

(3)

During the quarter ended December 31, 2007, the Company capitalized interest in the amount of $10.9 million primarily related to Natural Resources’ capital expansion projects. Of this amount, $8.9 million represents capitalized interest applicable to prior periods.

WALTER INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in Thousands)

Unaudited

	For the year ended
	December 31,
	2008	2007
Net sales and revenues:
Net sales	$1,263,834	$1,000,411
Interest income on instalment notes	187,094	202,654
Miscellaneous	36,142	36,756
	1,487,070	1,239,821

Cost and expenses:
Cost of sales (exclusive of depreciation)	729,833	686,326
Depreciation	59,772	45,559
Selling, general and administrative	142,912	144,186
Provision for losses on instalment notes	21,315	13,889
Postretirement benefits	26,494	26,734
Interest expense - mortgage-backed/asset-backed notes	102,115	119,102
Interest rate hedge ineffectiveness (1)	16,981	—
Interest expense - other debt	26,223	18,830
Amortization of intangibles	1,278	1,932
Provision for estimated hurricane insurance losses (2)	3,853	—
Restructuring and impairment charges (3)	63,958	—
	1,194,734	1,056,558

Income from continuing operations before income taxes	292,336	183,263
Income tax expense (benefit) (4)	(75,798)	58,261
Income from continuing operations	368,134	125,002
Discontinued operations (5)	(21,554)	(13,003)
Net income	$346,580	$111,999

Basic income (loss) per share:
Income from continuing operations	$6.84	$2.40
Discontinued operations	(0.40)	(0.25)

Net income	$6.44	$2.15

Weighted average number of shares outstanding	53,791,058	52,015,569

Diluted income (loss) per share:
Income from continuing operations	$6.74	$2.38
Discontinued operations	(0.39)	(0.25)

Net income	$6.35	$2.13

Weighted average number of diluted shares outstanding	54,584,672	52,489,977

(1)

During the quarter ended March 31, 2008, the Company recognized a loss of $17.0 million for the ineffectiveness of interest rate hedges held by Financing that were intended to hedge an April 2008 securitization of instalment notes receivable. Unfavorable market conditions precluded an April 2008 securitization and management could not predict when such a securitization might occur. These hedges were settled on April 1, 2008 and no similar hedges remain outstanding at December 31, 2008.

(2)	During the quarter ended September 30, 2008, Financing recorded a provision totaling $3.9 million for estimated insurance losses related to Hurricanes Gustav and Ike.

(3)	Restructuring and impairment charges were as follows in 2008:
	Taft write down of mineral interest to estimated fair value	$32,387
	Homebuilding closure-related asset impairments and severance obligations	20,676
	Financing goodwill write-off	10,895
		$63,958

(4)	The results for the year ended December 31, 2008 include a tax benefit of $167.0 million resulting from the deemed liquidation, for tax purposes, of the Homebuilding group.

(5)

In December 2008, the Company announced the closure of Kodiak Mining Co. (“Kodiak”). As a result, the operating results of Kodiak have been presented as discontinued operations for all periods. In addition, a pre-tax charge of $21.3 million is included in discontinued operations for the quarter ended December 31, 2008 primarily relating to the impairment of mining equipment and facilities. Discontinued operations in 2007 also includes the results of Crestline Homes, Inc., which was sold in May 2007.

WALTER INDUSTRIES, INC. AND SUBSIDIARIES

RESULTS BY OPERATING SEGMENT

($ in Thousands)

Unaudited

	For the year ended
	December 31,
	2008	2007

NET SALES AND REVENUES:
Natural Resources (1)	$988,385	$638,861
Sloss	206,230	134,918
Natural Resources and Sloss	1,194,615	773,779

Financing	202,702	219,736
Homebuilding	118,541	245,948
Financing and Homebuilding Group	321,243	465,684

Other	3,968	6,366
Consolidating eliminations of intersegment activity	(32,756)	(6,008)
	$1,487,070	$1,239,821

SEGMENT OPERATING INCOME (LOSS):
Natural Resources (1)	$321,781	$165,802
Sloss	60,672	11,861
Natural Resources and Sloss	382,453	177,663

Financing (2)	10,986	49,589
Homebuilding (3)	(43,925)	(5,265)
Financing and Homebuilding Group	(32,939)	44,324

Other	(29,803)	(17,262)
Consolidating eliminations of intersegment activity	(1,152)	(2,632)
Segment operating income	318,559	202,093
Other debt interest expense	(26,223)	(18,830)
Income from continuing operations before income tax expense	$292,336	$183,263

(1)	Results for 2007 have been revised to exclude Kodiak, which is reported as discontinued operations.

(2)

In 2008, Financing recorded a loss of $17.0 million for the ineffectiveness of interest rate hedges that were intended to hedge an April 2008 securitization of instalment notes receivable. Results for 2008 also include a $10.9 million impairment of goodwill and a $3.9 million provision for estimated hurricane insurance losses related to Hurricanes Gustav and Ike.

(3)

During 2008, Homebuilding recorded charges totaling $20.7 million related to asset impairment and severance obligations arising from restructuring actions, including the previously announced closure of the business. Results will be reflected as discontinued operations when contractual commitments to complete the construction of homes have been fulfilled, which is expected to be substantially complete by June 30, 2009.

WALTER INDUSTRIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Unaudited

	For the three months		For the year ended
	ended December 31,		December 31,
	2008	2007	2008	2007
Operating Data:
Jim Walter Resources
Tons sold by type (in thousands):
Metallurgical coal, contracts	1,583	1,598	5,844	5,895
Purchased metallurgical coal	126	—	490	96
	1,709	1,598	6,334	5,991

Average sale price per short ton:
Metallurgical coal, contracts	$167.19	$85.73	$130.95	$92.21

Coal cost of sales (exclusive of depreciation):
Mine No. 4 per ton	$69.08	$47.13	$61.60	$50.94
Mine No. 7 per ton	$65.00	$60.74	$77.82	$64.54
Mines No. 4 and No. 7 per ton average	$66.71	$54.34	$68.81	$57.23
Mine No. 5 per ton (1)	$—	$—	$—	$52.63
Total average	$66.71	$54.34	$68.81	$57.22
Purchased coal costs (in thousands)	$7,740	$—	$28,150	$8,328
Other costs (in thousands) (2)	$5,971	$(491)	$16,650	$9,705

Tons of coal produced (in thousands)
Mine No. 4	715	797	3,188	3,074
Mine No. 7	1,079	821	2,852	2,692
Total	1,794	1,618	6,040	5,766

Coal production costs per ton: (3)
Mine No. 4	$51.59	$38.81	$45.52	$38.64
Mine No. 7	$52.74	$46.73	$67.48	$53.72
Total average	$52.28	$42.83	$55.89	$45.68

Natural gas sales, in mmcf (in thousands)	1,781	1,800	6,625	7,204
Natural gas average sale price per mmcf	$7.92	$7.78	$8.39	$7.81
Natural gas cost of sales per mmcf	$2.93	$2.75	$3.32	$2.80

United Land (4)
Tons sold (in thousands)	362	183	1,069	247
Tons of coal produced (in thousands)	348	180	1,049	247

(1)	Mine No. 5 ceased production in December 2006 as planned. Sales and cost of sales amounts in 2007 resulted from the sale of residual inventory on hand at December 31, 2006.

(2)

Consists of charges (credits) not directly allocable to a specific mine. Increase in other costs as compared to 2007 includes increased idle mine costs, unfavorable reclamation costs, higher freight and increased royalties.

(3)

Coal production costs per ton are a component of inventoriable costs, including depreciation. Other costs not included in coal production costs per ton include Company-paid outbound freight, postretirement benefits, asset retirement obligation expenses, royalties, and Black Lung excise taxes.

(4)

United Land includes Tuscaloosa Resources, Inc., which was acquired on August 31, 2007, and Taft Coal Sales and Associates, Inc., which was acquired on September 2, 2008. It excludes Kodiak Mining Co., which is reported as discontinued operations.

WALTER INDUSTRIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Unaudited

	For the three months ended December 31,		For the year ended December 31,
	2008	2007	2008	2007
Operating Data (continued):

Sloss Industries
Metallurigical coke tons sold	97,927	109,041	409,457	430,887
Metallurigical coke average sale price per ton	$391.28	$225.60	$393.66	$223.08

Financing
Delinquencies, as of period end	5.4%	4.6%	5.4%	4.6%
Prepayment speeds	3.2%	6.9%	4.7%	8.0%
Number of repossessions	323	388	1,170	1,193
Repossession rate, annualized	3.4%	3.9%	3.0%	2.9%
Recovery rate on repossessions	78.2%	81.5%	83.2%	84.7%

Homebuilding (excluding Crestline)
New sales contracts	187	499	1,149	2,487
Cancellations	160	101	561	421
Unit completions	146	598	1,252	2,494
Average contractual sales price	$120,274	$99,522	$101,538	$98,683
Average revenue per home sold (1)	$99,736	$95,657	$89,747	$97,773
Ending backlog of homes	421	1,085	421	1,085

Depreciation ($ in thousands):
Natural Resources	$17,372	$9,808	$51,476	$34,377
Sloss	1,119	998	4,152	3,822
Financing	85	308	416	1,174
Homebuilding	238	1,355	2,814	5,151
Other	218	49	914	1,035
	$19,032	$12,518	$59,772	$45,559

Capital expenditures ($ in thousands):(2)
Natural Resources	$33,842	$40,782	$134,415	$140,210
Sloss	1,333	2,729	6,904	7,019
Financing	12	80	217	156
Homebuilding	240	1,561	1,650	4,200
Other	96	274	308	327
	$35,523	$45,426	$143,494	$151,912

(1)  Includes the effect of the discount required to record instalment notes receivable at estimated market value.

(2)  Includes the acquisition of property, plant and equipment under capital lease and other obligations totaling $16.4 million and $41.7 million during the quarter and year ended December 31, 2008, respectively.

WALTER INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in Thousands)

Unaudited

	As of December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$117,672	$30,614
Short-term investments, restricted	56,275	75,198
Instalment notes receivable, net of allowance of $18,969 and $13,992, respectively	1,769,688	1,837,059
Receivables, net	176,601	81,011
Inventories	133,129	97,324
Prepaid expenses	26,418	36,005
Property, plant and equipment, net	515,418	414,463
Other assets	266,125	159,064
Goodwill	—	10,895
Assets of discontinued operations	6,667	25,648
	$3,067,993	$2,767,281

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$72,801	$71,930
Accrued expenses	91,213	83,050
Accrued interest on debt	11,362	13,940
Debt:
Mortgage-backed/asset-backed notes	1,372,821	1,706,218
Other debt	225,385	225,860
Accumulated postretirement benefits obligation	369,055	335,034
Other liabilities	293,759	216,007
Liabilities of discontinued operations	1,328	529
Total liabilities	2,437,724	2,652,568

Stockholders’ equity	630,269	114,713
	$3,067,993	$2,767,281

WALTER INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

FOR THE YEAR ENDED DECEMBER 31, 2008

($ in Thousands)

Unaudited

	Total	Common Stock	Capital in Excess of Par Value	Comprehensive Income	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)

Balance at December 31, 2007	$114,713	$520	$497,032		$(290,986)	$(91,853)

Comprehensive income:
Net income	346,580			$346,580	346,580
Other comprehensive income (loss), net of tax:
Change in pension and postretirement benefit plans	(50,961)			(50,961)		(50,961)
Change in unrealized gain (loss) on hedges, net of taxes	6,710			6,710		6,710
Comprehensive income				$302,329

Effects of changing the pension plan measurement date pursuant to FASB 158:
Service cost, interest cost, and expected return on plan assets for October 1 - December 31, 2007, net of taxes	(4,604)				(4,604)
Amortization of actuarial gain and prior service cost for October 1 - December 31, 2007, net of taxes	668					668
Purchases of stock under stock repurchase programs	(64,644)	(16)	(64,628)
Proceeds from public stock offering (1)	280,464	32	280,432
Stock issued upon the exercise of stock options	7,993	4	7,989
Stock issued upon conversion of convertible notes	785	1	784
Dividends paid, $0.30 per share	(16,233)		(16,233)
Stock-based compensation	10,439		10,439
Other	(1,641)		(1,641)
Balance at December 31, 2008	$630,269	$541	$714,174		$50,990	$(135,436)

(1)  In June, the Company completed an offering of 3.2 million shares of its common stock at $90.75 per share and received $280.5 million in proceeds net of underwriting discounts and offering expenses.

WALTER INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in Thousands)

Unaudited

	For the year ended December 31,
	2008	2007

OPERATING ACTIVITIES
Net income	$346,580	$111,999
Loss from discontinued operations	21,554	13,003
Income from continuing operations	368,134	125,002

Adjustments to reconcile income from continuing operations to net cash flows provided by operating activities net of effects of business acquisitions:
Provision for losses on instalment notes receivable	21,315	13,889
Depreciation	59,772	45,559
Provision for (benefit from) deferred income taxes	(92,520)	(7,066)
Non cash restructuring and impairment charges	61,459	—
Other	12,276	27,241

Decrease (increase) in assets:
Receivables	(96,506)	9,282
Inventories	(34,340)	4,825
Prepaid expenses	23,878	8,021
Instalment notes receivable, net	31,415	(65,432)
Increase (decrease) in liabilities:
Accounts payable	(816)	2,439
Accrued expenses	2,833	(12,832)
Accrued interest	(2,578)	(3,113)
Cash flows provided by operating activities	354,322	147,815

INVESTING ACTIVITIES
Acquisitions, net of cash acquired (1)	(17,932)	(11,650)
Purchases of loans	—	(39,900)
Principal payments received on purchased loans	14,641	34,081
Decrease in short-term investments, restricted	18,923	14,584
Additions to property, plant and equipment (2)	(101,813)	(151,913)
Other	8,099	5,975
Cash flows used in investing activities	(78,082)	(148,823)

FINANCING ACTIVITIES (2)
Issuances of mortgage-backed/asset-backed notes	25,000	189,200
Payments of mortgage-backed/asset-backed notes	(358,458)	(219,793)
Proceeds from issuances of other debt	340,000	—
Retirements of other debt	(398,709)	(44,679)
Proceeds from stock offering	280,464	—
Purchases of stock under stock repurchase program	(64,644)	(5,627)
Other	(11,061)	(3,202)
Cash flows used in financing activities	(187,408)	(84,101)
Cash flows provided by (used in) continuing operations	88,832	(85,109)

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash flows provided by (used in) operating activities	2,695	(7,169)
Cash flows used in investing activities	(4,469)	(4,478)
Cash flows used in discontinued operations	(1,774)	(11,647)

Net increase (decrease) in cash and cash equivalents	$87,058	$(96,756)

Cash and cash equivalents at beginning of year	$30,614	$127,369
Add: Cash and cash equivalents of discontinued operations at beginning of year	—	1
Net increase (decrease) in cash and cash equivalents	87,058	(96,756)
Cash and cash equivalents at end of year	$117,672	$30,614

(1)  On September 2, 2008, the Company acquired Taft Coal Sales & Associates, Inc. for a cash payment of $17.1 million, net of $3.0 million of cash acquired. The fair value of assets acquired and liabilities assumed totaled $71.7 million and $51.6 million, respectively. On August 31, 2007, the Company acquired Tuscaloosa Resources, Inc. for a cash payment of $11.7 million, net of $0.4 million of cash acquired. The fair value of the assets acquired and liabilities assumed totaled $26.3 million and $14.2 million, respectively.

(2)  Non cash investing and financing activities include the acquisition of property, plant and equipment under capital lease and other obligations totaling $41.7 million in 2008 and one-year property insurance financing totaling $13.9 million and $12.5 million in 2008 and 2007, respectively.